EXHIBIT 99.2

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
September 15, 2003

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
LAUREL GOTTESMAN — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gottesman@infousa.com

infoUSA Revises its Revenue and Earnings Guidance for 2003

(OMAHA, NE)—infoUSA (Nasdaq: IUSA), the leading provider of proprietary business and consumer databases and sales and marketing solutions, announced today that it is revising its revenue and earnings guidance for 2003. The Company estimates revenue for fiscal year 2003 will be $310 million, versus its prior estimate of $320 million. The new revenue guidance corresponds to fully diluted earnings per share of $0.46. Excluding the special charges to refinance its new credit facility and to repurchase the $62 million of senior subordinated notes, the company’s fiscal year 2003 EPS estimate is $0.53 versus its previous estimate of $0.61.

The Company is revising its revenue guidance for 2003 due to softness in its e-mail acquisition business, as well as recent weakness in its Polk City Directory Division. The Company recently hired a new General Manager for this division who will be responsible for hiring and training more sales people, and for converting customers to a monthly subscription plan with higher price points than its prior annual pricing model.

Positive developments during the third quarter include significant improvement in Small Business Group revenue that was generated as a result of increased investment in advertising and marketing. The Company anticipates that the successful launch of its Sales Genie product, as well as the conversion of its customer base to monthly subscription pricing, will help enable it to meet or exceed its 2004 projections of $338 million in revenue and earnings per share of $0.69, excluding special charges.

Vin Gupta, Chairman and CEO, infoUSA, commented, “We are extremely optimistic about the future growth potential and profitability for our business. We believe that while our increased investment in sales, marketing, and technology may temporarily depress profits, it will encourage higher revenue and earnings growth in the future. Our new CFO will be focused on targeting and strengthening our internal revenue drivers and communicating our accomplishments to the investment community. We do not foresee any significant acquisitions in 2004 and will continue to emphasize internal revenue growth.”

About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq: YHOO) and America Online (NYSE: AOL). Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

infoUSA Safe Harbor Statement: Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the companies’ filings with the Securities and Exchange Commission.